Exhibit 99.1

06-07
For further information:
Media: John P. Barnett, Director of External Affairs
713-989-7556

Investors: John F. Walsh, Director of Investor Relations
800-321-7423

SOUTHERN UNION COMPANY
TO UPGRADE LNG TERMINAL

HOUSTON, April 5, 2006 - Panhandle Energy, which operates Southern Union Company’s (NYSE:SUG) interstate natural gas pipeline segment, today announced enhancement plans for its Trunkline LNG Company terminal and an extension of its customer contracts.

This infrastructure enhancement project, which is expected to cost approximately $250 million, will increase sendout flexibility at Trunkline LNG’s Lake Charles, La., terminal. The project is designed to increase fuel efficiency and cost savings by using the ambient air temperature to warm and regasify the liquefied natural gas (LNG). The new vaporization equipment will reduce the amount of fuel used to regasify the LNG. This project is supplemental to the Phase I and Phase II capacity expansions.

Included in the project cost estimate, Trunkline LNG will also build a natural gas liquids (NGL) extraction plant at the terminal. The addition of NGL extraction equipment will give BG LNG Services, Trunkline LNG’s customer, the option to extract ethane and other heavier hydrocarbons from the LNG stream before the gas is sent to the interstate pipeline network and delivered to downstream markets. Due to the world wide variability in the composition of LNG, adding the ability to extract natural gas liquids will allow BG LNG to import supply from more diverse locations.

The project is fully contracted to BG LNG Services under long-term agreements. In addition, Trunkline LNG and BG LNG Services have agreed to extend the existing terminal and pipeline services agreements through 2028, representing a five year extension. With the execution of the long-term agreements for the new facilities, BG LNG Services will have firm access to 100 percent of capacity installed, under construction or announced up to and including 9 billion cubic feet of storage and 2.1 billion cubic feet per day of peaking sendout provided with either the conventional or ambient air vaporizers and all of the terminal’s natural gas liquids extraction capacity.

“Adding ambient air vaporization and natural gas liquids extraction capabilities will allow Trunkline LNG to maintain its position as one of the most modern and competitively-priced providers of vaporization capacity in the United States and the world,” said Rob Bond, president and chief operating officer of Panhandle Energy. “Panhandle Energy’s ongoing commitment to address customer needs is at the heart of this project. Both pipeline and terminal customers likely will see benefits of the project for years to come, whether it is in increased supply, improved gas quality or more competitive usage costs. This infrastructure enhancement of the LNG terminal will, directly or indirectly, help customers from Louisiana to Ohio and Michigan.”

Trunkline LNG filed for the appropriate Federal Energy Regulatory Commission certificates and authorizations March 31. Construction will begin after regulatory approvals are received. The project is planned to be in operation in 2008.

In addition, Trunkline LNG placed the Phase I expansion in service today. The Phase I expansion will increase sendout capacity to 1.2 billion cubic feet per day (Bcf/d) with peak capacity of 1.5 Bcf/d. The Phase I expansion also includes the addition of a second ship berth and a new LNG storage tank that will increase terminal storage capacity to 9 billion cubic feet. The Phase II expansion, which includes adding unloading arms to the berth and increasing capacity to 1.8 Bcf/d with peak sendout of 2.1 Bcf/d, is currently under construction and expected to be completed mid-year.

About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

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